Exhibit 99.1

Healthaxis Announces Third Quarter 2008 Operating Results

IRVING, Texas--(BUSINESS WIRE)--November 14, 2008--Healthaxis Inc. (NASDAQ: HAXS), an innovative provider of technology-enhanced, integrated business process solutions and services, including claims and benefit administration applications, web-enabled software solutions and outsourced claims related services for health benefit administrators and health insurance claims processors, reported financial results today for the three- and nine-month periods ending September 30, 2008.

Third Quarter 2008 Financial Highlights

  Revenues for the third quarter of 2008 were $3.7 million, compared to $3.9 million for the third quarter of 2007. The slightly lower revenues in 2008 resulted from the offsetting effects of higher BPO services revenues from our new initiative to provide BPO services in accounts payable outsourcing, higher transaction fees, lower revenues from healthcare claims based BPO services, and lower professional services fees. The lower claims based BPO services resulted from fewer paper-based healthcare claims to process as a result of the combined impact of fewer lives on our systems from some existing customers and a continuing shift in the healthcare industry from paper claims to higher volumes of electronic claims. Professional services revenues were lower than the prior year period as the combined effect of (a) customers reducing their spending due to economic conditions and (b) in 2007 we generated professional services revenue supporting a customer that became insolvent in 2008 and is no longer a customer. Application Service Provider (“ASP”) license fees decreased primarily because our customers experienced a net loss in the number of lives they service. Transaction fees increased slightly due to an increase in claims-related print and distribution activity.
  As of September 30, 2008, management reviewed the carrying value of goodwill and determined that the fair value of goodwill, based on the Company’s stock price and as required because of the pending transaction with BPO Management Services, Inc., was less than the carrying value. In accordance with U.S. Generally Accepted Accounting Principles, the Company thus recorded a non-cash impairment charge of $7.4 million in the third quarter of 2008.
  The Company reported a net loss for the third quarter of 2008 of $7.7 million ($0.91 per share), compared to a net loss of $320,000 ($0.04 per share) for the third quarter of 2007. The aforementioned goodwill impairment charge of $7.4 million ($0.88 per share) was somewhat offset by reduced spending in sales and marketing and general and administrative functions.

Year-to-Date 2008 Financial Highlights

  Revenues for the first nine months of 2008 were $11.6 million, compared to $12.1 million for the same period in 2007. The lower revenue for the nine-month period is primarily attributable to the 2007 mid-year loss of a BPO services customer who was acquired by a larger organization. Professional services revenues were lower than the prior year period as described previously. ASP license fees increased slightly from new service offerings. Excluding the effects of the lost customer, BPO services revenue was higher than last year due largely to the addition of accounts payable outsourcing revenues that are new in 2008.
  The Company reported a net loss for the first nine months of 2008 of $8.3 million ($0.99 per share), compared to a net loss of $805,000 ($0.10 per share) for the first nine months of 2007. The aforementioned goodwill impairment charge of $7.4 million ($0.88 per share) was somewhat offset by reduced spending in sales and marketing and general and administrative functions.

Healthaxis President and CEO, John M. Carradine commented, “As we progress through the fourth quarter, we are continuing to diligently work to complete our proposed merger with BPO Management Services, Inc. In this regard, we have filed a preliminary proxy statement with the Securities and Exchange Commission describing the proposed merger and, as contemplated by the terms of the merger agreement, have also filed an application to obtain a permit from the Commissioner of the State of California after a fairness hearing before such Commissioner. In the event that we are successful in obtaining such a permit, the Healthaxis securities to be issued in connection with the merger will be deemed exempt from the registration requirements of the federal securities laws. We hope to soon be in a position to announce a date for the shareholders meeting at which the proposed merger will be voted upon.”

Mr. Carradine continued, “Over the course of the last few weeks we have received several unsolicited offers to purchase Healthaxis from Ebix, Inc. The Healthaxis board of directors has carefully evaluated these offers, but has declined them. The board of directors remains committed to acting in the best interests of Healthaxis, and at this time it continues to believe that completing the proposed merger with BPO Management Services is in the best interests of Healthaxis.”

About Healthaxis Inc.

Healthaxis (NASDAQ: HAXS) is an innovative provider of healthcare payer solutions. By combining technology and services Healthaxis can deliver value to payers and their customers. The company offers fully integrated business process outsourcing and claims administration systems that incorporate advanced technology solutions. Healthaxis' technology is time tested, scalable and offered on an ASP basis. With its Best Shore capability, Healthaxis can offer competitive, high quality BPO services in four locations – Dallas, Texas; Castle Dale, Utah; Montego Bay, Jamaica and Jaipur, India. The Smart Front End® enables payers the ultimate flexibility in network re-pricing and delivering to their legacy system a fully edited, clean, pre-priced claim to ensure the highest levels of auto adjudication. Healthaxis’ claims administration systems solutions provide an end to end cost competitive solution for all sizes of payers: enrollment, data capture, administration, claims, customer service, print distribution and web services. For information on Healthaxis products and services, call (800) 519-0679 or visit the website at www.healthaxis.com.

Forward-looking statements:

Statements that are not purely historical facts constitute forward-looking statements within the meaning of Section 27A of the Securities and Exchange Act of 1934, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include without limitation the risks and uncertainties identified in our documents filed with, or furnished to, the Securities and Exchange Commission, including those identified under the caption "Risk Factors" in our most recently filed Form 10-K. We undertake no obligation to publicly update or review any forward-looking statements to reflect events or circumstances that may arise after the date of this release, except as required by law.

Additional Information and Where to Find It:

Healthaxis is considering entering into a merger transaction with BPO Management Services, Inc. ("BPOMS"). In connection with the proposed merger transaction, Healthaxis and BPOMS will be filing a definitive joint proxy statement and relevant documents concerning the transaction with the Securities and Exchange Commission. Investors and security holders of Healthaxis and BPOMS are urged to read the joint proxy statement and other relevant documents filed with the SEC when they become available, because they will contain important information. Healthaxis investors and security holders may obtain free copies of the joint proxy statement and other documents when they become available by contacting Healthaxis Investor Relations through the Healthaxis website at www.healthaxis.com, or by mail at Healthaxis Investor Relations, 7301 State Highway 161, Suite 300, Irving, TX 75039, Attn: Ron Herbert, or by telephone at (972) 443-5000. BPOMS investors and security holders may obtain free copies of the joint proxy statement and other documents when they become available by contacting BPOMS Investor Relations through the BPOMS website at www.bpoms.com, or by mail at BPOMS Investor Relations, 1290 N. Hancock Street, Suite 200, Anaheim, CA 92807, or by telephone at (714) 974-2670. In addition, documents filed with the SEC by either BPOMS or Healthaxis are available free of charge at the Securities and Exchange Commission’s website at http://www.sec.gov.

Healthaxis, BPOMS and their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from stockholders in connection with the proposed merger transaction. Information concerning the special interests of these directors, executive officers and other members of management and employees in the proposed merger transaction will be included in the joint proxy statement of BPOMS and Healthaxis described above. Information regarding Healthaxis’ directors and executive officers is available in its Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and information regarding BPOMS’ directors and executive officers is also available in its Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007. These documents are available free of charge at the SEC’s website at www.sec.gov and from Investor Relations at each of BPOMS and Healthaxis as described above.

Healthaxis Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues	$3,676	$3,853	$11,615	$12,067
Expenses:
Cost of revenues	3,373	3,354	10,295	10,249
Sales and marketing	48	193	494	676
General and administrative	484	582	1,592	1,840
Goodwill impairment	7,406	--	7,406	--
Total operating expenses	11,311	4,129	19,787	12,765
Operating loss	(7,635)	(276)	(8,172)	(698)
Interest and other income (expense), net	(35)	(41)	(107)	(98)
Provision for income taxes	(8)	(3)	(22)	(9)
Net loss	$(7,678)	$(320)	$(8,301)	$(805)

Net loss per share of common stock (basic and diluted)	$(0.91)	$(0.04)	$(0.99)	$(0.10)

Weighted average common shares used in computing loss per share (basic and diluted)	8,427,295	8,287,128	8,385,149	8,234,728

Healthaxis Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data) (Unaudited)

	Sept. 30,	Dec. 31,
	2008	2007
Assets
Cash and cash equivalents	$2,191	$2,621
Accounts receivable, net	2,413	2,630
Other current assets	1,074	510
Current assets	5,678	5,761
Property, equipment and software, net	1,148	1,361
Goodwill	3,870	11,276
Other assets	1,028	1,294
Total assets	$11,724	$19,692
Liabilities and stockholders' equity
Current liabilities	$5,101	$3,775
Long-term debt	162	1,192
Other long-term liabilities	1,038	1,173
Stockholders' equity	5,423	13,552
Total liabilities and stockholders' equity	$11,724	$19,692

CONTACT:
Healthaxis Inc.
Ron Herbert, CFO, 972-443-5000
rherbert@healthaxis.com